                                                                   EXHIBIT 10.1


                        [LITTON CORPORATE LETTERHEAD]

June 21, 2000



Mr. Ronald D. Sugar
35 West Juniper Lane
Moreland Hills, Ohio 44022

Dear Ron:

The purpose of this Letter (the "Letter") is to convey our offer to you for the position of Litton Industries, Inc.'s ("Litton") President and Chief Operating Officer ("COO"). You will report to Michael R. Brown, Chairman and Chief Executive Officer. Your date of hire will be the date this Letter is executed and delivered to us by you. In December 2000, you will be elected a member of the Board of Directors ("Board"). On or before December 31, 2001, you will be elected Chief Executive Officer ("CEO") of Litton. It is contemplated that by December 31, 2002, or within a reasonable period thereafter, when Litton's strategic status and management team will support this additional position, you will also be elected Chairman of the Board. This Offer of Employment is comprised of the following elements:

1. COMPENSATION: Your compensation shall consist of your salary and incentive compensation. Your starting annual salary will be $600,000, payable on a weekly basis. You will receive your first salary review in September 2000 and any increase will be effective September 30, 2000. When you are named CEO, your compensation will be increased to a competitive level for that position. Your total compensation will be competitive.

2. HIRING BONUS: You will receive a $250,000 signing bonus (less applicable statutory deductions) payable within thirty (30) days after your hire date at Litton.

3. INCENTIVE BONUS: You will receive a guaranteed bonus of $350,000 to be paid when Litton bonuses are paid for fiscal year 2000, currently scheduled to be paid in October 2000. For Litton's fiscal year 2001 (commencing August 1,
2000) and for fiscal years thereafter, you will be eligible to participate in Litton's annual incentive plan. Under our FY 2000 program, the bonus target for the COO is 100% of your annual salary. The actual bonus payouts, which are based on Litton meeting its predetermined financial goals, may range from 0% to 125% of the maximum opportunity. The incentive bonus structure will not at any time be less favorable to you than the structure for fiscal year 2001, unless the incentive structure is changed by the Board for all executives based on the Board's analysis of competitive incentive programs.

4. COMMON STOCK OPTIONS: (a) You have been granted 50,000 non-qualified stock options effective upon date of hire. These options will vest in equal installments over a five (5) year period, subject to the terms of the 1984 Long-Term Stock Incentive Plan ("1984 Stock Plan"). The exercise price will be the fair market value of Litton common stock on your hire date. You will be eligible for a stock option grant in September 2000. The September 2000 grant will be subject to the terms of the 1984 Stock Plan and will be at least 43,000 options. All of the foregoing options will have a ten (10) year term. Any unvested portion of the foregoing options shall become fully vested and exercisable upon: (i) a termination of employment without Cause; (ii) a Constructive Termination Without Cause of employment; (iii) a termination of employment as a result of your death or Disability; or (iv) a change of control of Litton (as defined in your Change of Control Employment Agreement). In the event of any termination without Cause, a Constructive Termination Without Cause, death or Disability, you will have at least two (2) years to exercise any of the foregoing options (subject to the end of the stated term of the foregoing options).

       (b) You will be eligible for other stock option grants subject to the terms of the 1984 Stock Plan and any successor plan.

5. PERFORMANCE-BASED RESTRICTED STOCK: Under the 1984 Stock Plan, we will offer to you the right to receive a grant of 13,700 shares of Performance-Based Restricted Stock at the maximum level, which is at 125% of goals (the "Performance-Based Restricted Stock"). The actual number of shares that will vest is based on Litton's achievement of certain cash flow return on investment ("CFROI") and internal revenue growth goals for the period beginning with August 1, 2000 and ending July 31, 2003, subject to the terms of the plan. The right to receive this grant is scheduled for Board of Directors approval in September 2000 and is consistent with current practices. Any unvested portion of the foregoing Performance-Based Restricted Stock shall become fully vested and exercisable upon: (i) a termination of employment without Cause; (ii) a Constructive Termination Without Cause of employment; (iii) a termination of employment as a result of your death or Disability; or (iv) a change of control of Litton.

6. ADDITIONAL COMPENSATION: In consideration for the estimated value for TRW's vested and unvested stock options, unvested restricted stock, retirement plans, deferred compensation plans, and Strategic Incentive Grants ("SIG"), the following is provided (collectively referred to as "Additional Grants"):

       (i) You will receive, upon commencement of employment, 65,198 shares of Litton restricted stock. These shares will vest over seven years in equal installments of 9,314 shares on each of your first seven anniversary dates of your date of hire, provided you are then employed by Litton on the respective date.

                                    2 of 11

       (ii) You will be granted, upon commencement of employment, 12,710 shares of Litton restricted stock. These shares will vest over five (5) years, in equal installments of 2,542 shares on each of your first five anniversary dates of your date of hire provided you are then employed by Litton on the respective date.

       (iii) You will receive 175,000 additional non-qualified stock options in two grants, 100,000, which will be granted effective upon date of hire, and 75,000, which will be granted on August 1, 2000. Each will vest in equal installments over a five (5) year period and have a ten (10) year term, subject to the terms of the 1984 Stock Plan. The exercise price for each grant will be the fair market value on the date of grant.

       (iv) You will receive an additional right to receive a grant of 13,700 shares of Performance-Based Litton Restricted Stock at the maximum level, which is 125% of goals. The actual number of shares that will vest is based on Litton's achievement of certain CFROI and internal revenue growth goals for the period beginning with August 1, 2000 and ending July 31, 2002, subject to the terms of your restricted stock agreement. The right to receive this grant is scheduled to be made in September 2000.

              The three issuances of stock described in (i), (ii), and (iii) are intended as consideration for the remaining value of your TRW performance-based restricted stock grant, and vested and unvested stock options. The issuance of Litton restricted stock in (iv) is intended as consideration for your TRW SIG payment scheduled for payment in 2002, which you will be foregoing.

       (v) We will implement, upon commencement of employment, an additional annual incentive in consideration of the TRW SIG payable in 2001 with a target amount of $571,975 anticipated to be paid mid-October 2001. The actual amount will be based on goal achievement agreed to by you and the Chairman of the Board, Mike Brown, and will range from 0-150% of the target amount.

       (vi) We will credit $627,090 effective January 1, 2001 into a deferred compensation account under the proposed Litton Executive Deferred Compensation Plan, if such plan is approved. If the proposed Deferred Executive Compensation Plan is not approved prior to January 1, 2001, we will pay you $822,000 in January 2001 to equalize your loss for the early payout of your TRW deferred compensation.

       (vii) Under the Litton Industries, Inc., Supplemental Executive Retirement Plan ("SERP"), you will be credited with five additional years of service under the SERP for both vesting and benefit accrual purposes. The signing bonus received by you will not be counted for SERP calculation purposes. If the SERP is

                                     3 of 11
              amended to provide more favorable accruals based on your actual service than you would have under the current plan formula with the additional five (5) year service credit, then your years of service under the amended SERP for benefit credit will commence from your date of hire at such time as the amended formula is more favorable.

       (viii) If your employment terminates at age 55 or above and the vested benefits accrued under the Litton defined benefit pension plans and SERP are less than the presently projected benefits under the TRW qualified and non-qualified supplemental defined benefit pension plans (including the applicable early termination factors) at such time (which projections are set forth in Exhibit A hereto), Litton will provide an additional benefit to equalize the difference (the "Pension Makeup").

Notwithstanding the foregoing, any unvested Additional Grants shall become fully, exercisable and nonforfeitable upon: (i) a termination of employment without Cause; (ii) a Constructive Termination Without Cause of employment;
(iii) a termination of employment as a result of your death or Disability; or
(iv) a change of control of Litton. In the event of any termination without Cause, Constructive Termination Without Cause, death or Disability, you will have at least two (2) years to exercise any Additional Grant options (subject to the end of the stated term of the options), and for purposes of (vii) and (viii) above, you will be treated as if you had worked to at least age 55.

7. SPECIAL SEVERANCE BENEFITS: If for any reason, except a termination for Cause or your voluntary separation from Litton (other than for Constructive Termination Without Cause), your death or your Disability, you are not elected to the Litton Board within thirty (30) days of December 31, 2000 or not elected Chief Executive Officer of Litton within thirty (30) days of December 31, 2001, and either you or Litton, upon a further thirty (30) days written notice, elect to sever any further employment service with Litton, or you are terminated without Cause or by Constructive Termination Without Cause prior to December 31, 2001, you shall receive the following benefits at your termination date unless otherwise stated herein:

       (i) A cash payment equal to $5,000,000 (less applicable statutory deductions) to be paid within thirty (30) days of your termination date.

       (ii) The then remaining unvested shares of restricted stock granted to you under Section 6 shall vest.

       (iii) The remaining unvested shares of the non-qualified stock options granted to you under Section 4(a) or under Section 6 shall vest and you shall have a two (2) year period to exercise.

                                    4 of 11

       (iv) The grants of Performance-Based Restricted Stock granted to you pursuant to Section 5 and Section 6 shall vest at the maximum performance level.

              With respect to (ii) and (iv) above, however, Litton, in lieu thereof, reserves the right to pay you in cash within thirty (30) days of your termination date an amount equal to the fair market value of Litton's Common Stock on the date of vesting of the shares of restricted stock and performance stock.

       (v) You shall receive the calculated value of the difference between the projected value of TRW qualified and non-qualified supplemental pension plans less the actual vested terminated benefit from TRW and Litton's actual accrued benefit from the pension plans and SERP. The annual benefit difference is projected to be $241,921 annually at age 54. Litton reserves the right to pay the benefit on a monthly basis. For the purposes of this section, you will be treated as if you had worked to at least age 55 or your actual age, if greater.

       (vi) Notwithstanding the foregoing, in the event of a change of control under your Change of Control Employment Agreement, and a right to payment, under Section 6(a) thereof, to the extent that the amount payable under Section 6(a)(i)B thereof is less than $5 million, you shall be paid the difference at such time pursuant to the terms of this Letter.

       (vii) Any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, the pro rata annual incentive award for the year in which termination occurs, any amount of Base Salary earned but unpaid, any unreimbursed business expenses, any unpaid signing bonus pursuant to Section 2 hereof, and the amounts due under
              Section 6(v) (based on target achievement) and Section 6(vi) (collectively the "Accrued Amounts").

       (viii) Outplacement on a level commensurate with your position from an outplacement company selected by you.

Once you are elected to the Board and as CEO of Litton, the Special Severance benefits above terminate and will be of no further force or effect.

8. TERMINATION: (a) In the event of termination for Cause or termination without Cause or Constructive Termination Without Cause after being elected CEO and prior to being elected Chairman the following shall be provided:

                                    5 of 11

       (i) Termination by Litton for Cause or by you other than for Constructive Termination Without Cause:

              (A) A termination for Cause shall not take effect unless the provisions of this paragraph (A) are complied with. You shall be given written notice by the Board of the intention to terminate you for Cause and shall then be entitled to a hearing before the Board, provided you request such hearing within ten (10) calendar days of receipt of the written notice from the Board of the intention to terminate you for Cause. Following such hearing, if you are furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, you shall thereupon be terminated for Cause, which determination shall be subject to review by the arbitrator on a DE NOVO basis.

              (B)    In the event Litton terminates your employment for Cause:

                     (1)    You shall be entitled to Accrued Amounts;

                     (2) All outstanding options that are not then exercisable shall be forfeited;

                     (3)    All unvested restricted stock shall be forfeited;
                            and

                     (4) Any other long-term incentive grants shall be treated in accordance with the applicable plan and/or grant.


       (ii) Termination Without Cause or Constructive Termination Without Cause. In the event your employment is terminated by Litton without Cause, other than due to Disability or death, or in the event there is a Constructive Termination Without Cause, in either case, you shall be entitled to the following benefits:

              (A)    Accrued Amounts;

              (B) Base salary, at the annualized rate in effect on the date of termination, for a period of 24 months following such termination;

              (C) An annual incentive award at target for a period of 24 months following the date of termination; payable when such awards are made to other senior executives;

              (D)    The same treatment as provided under items (ii), (iii),
                     (iv) and (v) under "Special Severance;"

                                    6 of 11

              (E) Any other long-term incentives shall be payable in accordance with the plans and grants;

              (F) Continued participation in the Executive Health Care Plan and in other employee benefit plans or programs in which you were participating on the date of the termination of your employment on the same basis or while an active employee until the earlier of 24 months following termination of employment or the date, or dates, you obtain coverage under the corresponding plans of another employer; and

              (G) Outplacement on a level commensurate with your position from an outplacement company selected by you.


Notwithstanding the foregoing, in the event such termination is after a change of control, you shall receive on an item-by-item basis the better of such each item hereunder and under the Change of Control Employment Agreement.

       (b) In the event your employment is terminated as a result of your death or Disability at any time prior to becoming Chairman, you will receive the following benefits:

              (A)    Accrued Amounts;

              (B) Continued participation in the Executive Health Care Plan on the same basis as while an active employee for you or your dependents (as applicable) for eighteen (18) months; and

              (C)    The same treatment as provided under items (ii), (iii),
                     (iv) and (v) under "Special Severance."


In consideration of receipt of these additional benefits upon a termination of employment without Cause or Constructive Termination Without Cause, you agree to sign an enforceable waiver of all claims against Litton, which you then have or may have in the future as a result of such severance of employment with Litton. Such release shall not have provisions other than the release of claims and shall except out rights under this Letter (or as provided herein) upon such termination, rights under the Change of Control Employment Agreement, rights of indemnification and rights to directors and officers liability insurance.


                                    7 of 11

9.     DEFINITIONS:



       (i)    "Cause" shall mean:

              (A) Your conviction of, or pleading NOLO CONTENDRE to, a felony (other than a felony involving a traffic violation or as a result of vicarious liability); or

              (B) In carrying out your duties hereunder, you engage in conduct that constitutes gross neglect or gross misconduct, resulting, in either case, in material economic harm to Litton.


       (ii) "Constructive Termination Without Cause" shall mean termination by you of your employment at your initiative within 30 days following the occurrence of any of the following events without your consent:

              (A) A reduction in your current base salary or target bonus opportunity as a percentage of base salary;

              (B) A material diminution in your duties, authority and/or title;

                     Following written notice from you of any of the events described above, Litton shall have 15 calendar days in which to cure the events giving rise to such notice. If Litton fails to cure, your termination shall become effective on the 16th calendar day following the written notice.

              (C)    Any material breach of this Letter by Litton; or

              (D) Failure of any successor to Litton to assume in a writing delivered to you the obligations of Litton hereunder.


       (iii) "Disability" shall mean that by reason of the same or related physical or mental illness or incapacity you are unable to carry out your material duties pursuant to this Letter for more than six
              (6) consecutive months. In such case Litton may terminate your employment for Disability. Upon thirty (30) days prior written notice by a notice of disability termination, at any time thereafter while you consecutively continue to be unable to carry out your duties as a result of the same or related physical or mental illness or incapacity. A termination for Disability hereunder shall not be effective if you return to the full-time performance of your material duties within such thirty (30) day period.

                                    8 of 11

10. ADDITIONAL PLANS AND BENEFITS: You will be eligible for coverage or participation in the following plans and benefits (subject to any prospective changes covering participants):

-      1984 Long-Term Stock Incentive Plan
-      Performance Award and Deferred Compensation Plans
-      Litton Supplemental Executive Retirement Plan
-      Executive Medical Plan
-      Executive Physical Program
- Incentive Loan Program (permits Company loans to you of amounts up to your annual base salary at an interest rate of 4% [with imputed income to you at the difference between the Federal rate and 4%])
- Change of Control Employment Agreement (three times salary, bonus and benefits)
-      Use of Company car with all operating costs paid by Litton
- Estate, financial and tax planning services up to $5,000 per 12-month period
-      First-class business travel
-      Matching grants for higher education
-      Corporate headquarters' Executive Dining Room and fitness room
-      Litton Financial Security and Savings Program (FSSP)
-      Group Health Insurance Plans
-      Litton Restoration Plan
-      Executive Life Insurance Plan equal to four times your base salary
-      Directors' and Officers' Liability Insurance

11. RELOCATION ASSISTANCE: We will provide relocation benefits for your move from Moreland Hills, Ohio. In addition to the benefits provided under our Corporate relocation policy, you will be granted temporary housing for six (6) months with extensions as approved by the CEO. Litton will reimburse you for reasonable and customary closing costs incurred in the purchase of a home. All relocation expenses that are taxable income will be grossed-up for Federal, State, and Medicare Taxes. We expect that you will complete your relocation within six months, but your relocation must be completed within one year from your start date.

12. ADDITIONAL HOME SALE ASSISTANCE: If your home does not sell in Moreland Hills, Ohio within four months after your employment date, Litton will offer to purchase your home through our relocation vendor at an appraised price. This price will be established through an evaluation by two licensed real estate appraisers selected by you from a list furnished by our relocation vendor. This price shall be established after a review of your property and a comparison of like properties in the area. If the two appraisals are within 5% of one another, Litton's offer to purchase your home will be the average of the two. If the difference is greater than 5%, you will select a third appraiser from the list and the offer by Litton will be based on the average of the two highest appraisals.

                                    9 of 11

13. EMPLOYMENT AT WILL: By accepting this offer you understand that the employment contemplated by this Letter is at the will of either of you or Litton. Subject to the payment of the amounts due hereunder, your employment is not for a specified term and may be terminated at the will of either you or Litton.

14. ENTIRE AGREEMENT: This Letter contains the entire agreement of the parties and supersedes all previous agreements, representations, written or oral, by any other party pertaining to or concerning the subject matter hereof, other than those set forth in the paragraph entitled "Additional Plans and Benefits." Any amendment, modification or change hereto shall not be binding unless in writing and duly executed by both parties. This Letter shall not be superceded by the Change of Control Employment Agreement upon a change of control, but shall be in addition to it, except as otherwise provided herein.

15. NO MITIGATION/NO SET-OFF: In the event of any termination of employment hereunder, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due you under this Letter on account of any remuneration attributable to any subsequent employment that you may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that Litton may have against you or others, except upon obtaining by Litton of a final unappealable judgment against you.

16. MUTUAL AGREEMENT TO ARBITRATE CLAIMS: All disputes and controversies arising under or in connection with this Letter shall be settled by arbitration conducted before one (1) arbitrator sitting in the location of the primary executive offices of Litton, or such other location agreed to by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding upon the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of your counsel (which shall be advanced as incurred), shall be borne by Litton unless the arbitrator determines your position was frivolous or otherwise taken in bad faith, in which case the arbitrator may determine that you shall bear your own legal fees.

17. LIABILITY INSURANCE: Litton shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the employment term in the same amount and to the same extent as Litton covers its other officers and directors.

18. ATTORNEY FEES: Litton will pay the reasonable attorney and financial advisory fees and disbursements incurred by you in connection with the review and negotiation of this offer upon presentation of invoices with appropriate documentation.

19. POST-CHAIRMAN SEVERANCE: After you are elected Chairman of the Board, you will be entitled to receive severance upon a termination in accordance with Litton's existing policies and

                                    10 of 11
procedures for senior executive officers then in effect. The provisions of this Letter with regard to treatment of equity, pensions and Accrued Amounts shall, however, continue to apply even after you are elected Chairman.

20. DURATION: Once you are elected Chairman of the Board, this Letter shall terminate and will be of no further force or effect, except for Sections 6, 10, 16 and 19 hereof.

Sincerely,

/s/ MICHAEL R. BROWN

Michael R. Brown
Chairman, President and
Chief Executive Officer

MRB/la
Enclosures:  As Stated

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                 ACKNOWLEDGMENT

I hereby accept the above Offer of Employment and understand and agree to all of the terms therein.

/s/ RONALD D. SUGAR                                 June 21, 2000
------------------------------------------     -----------------------
Ronald D. Sugar                                        Date


                                    11 of 11

                                   EXHIBIT A

                                TRW (PER LITTON)



            --------------------------------------------------------
                      AGE                   PENSION PROJECTIONS
            --------------------------------------------------------
                      55                         $241,921
            --------------------------------------------------------
                      56                         $303,240
            --------------------------------------------------------
                      57                         $355,127
            --------------------------------------------------------
                      58                         $413,800
            --------------------------------------------------------
                      59                         $479,966
            --------------------------------------------------------
                      60                         $544,420
            --------------------------------------------------------
                      61                         $613,468
            --------------------------------------------------------
                      62                         $677,466
            --------------------------------------------------------
                      63                         $746,795
            --------------------------------------------------------
                      64                         $821,877
            --------------------------------------------------------
                      65                         $903,141
            --------------------------------------------------------